+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Miller                       John                             P.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        6075 Poplar Avenue, Suite 401
--------------------------------------------------------------------------------
                                   (Street)

        Memphis                       TN                              38119
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Master Graphics, Inc. (MAGR)
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   November, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-    3. Trans-     4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action       action        or Disposed of (D)                Securities           ship          of In-
   Security              Date         Code          (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/      (Instr. 8)                                      Owned at             Direct        Bene-
                         Day/      ---------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                    Code      V   Amount        (A) or    Price       (Instr. 3 and 4)     (I)           ship
                                                                (D)                                        (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/09/99    S              18,400        D       $2.00                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/09/99    S               1,600        D       $2.03                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/10/99    S              20,000        D       $2.00                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/11/99    S               5,000        D       $1.94                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/12/99    S              25,300        D       $1.75                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/12/99    S               1,200        D       $1.78                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/15/99    S               9,800        D       $1.78                                D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*


--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)


--------------------------------------------------------------------------------
                                   (Street)


--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  November, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

--------------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-    3. Trans-     4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action       action        or Disposed of (D)                Securities           ship          of In-
   Security              Date         Code          (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/      (Instr. 8)                                      Owned at             Direct        Bene-
                         Day/      ---------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                    Code      V   Amount        (A) or    Price       (Instr. 3 and 4)     (I)           ship
                                                                (D)                                        (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/15/99    S                 500        D       $1.78                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/15/99    S               1,000        D       $1.81                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/15/99    S                 700        D       $1.63                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/16/99    S              28,300        D       $1.50                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/17/99    S              16,100        D       $1.44                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/17/99    S              14,800        D       $1.50                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/17/99    S               3,500        D       $1.41                                D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*


--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)


--------------------------------------------------------------------------------
                                   (Street)


--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   November, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-    3. Trans-     4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action       action        or Disposed of (D)                Securities           ship          of In-
   Security              Date         Code          (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/      (Instr. 8)                                      Owned at             Direct        Bene-
                         Day/      ---------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                    Code      V   Amount        (A) or    Price       (Instr. 3 and 4)     (I)           ship
                                                                (D)                                        (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/18/99    S               2,000        D       $1.44                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/18/99    S              69,300        D       $1.38                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/19/99    S              12,100        D       $1.38                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/19/99    S               1,700        D       $1.41                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/22/99    S               2,000        D       $1.06                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/22/99    S               2,000        D       $1.09                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/22/99    S              15,000        D       $1.19                                D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*


--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)


--------------------------------------------------------------------------------
                                   (Street)


--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   November, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-    3. Trans-     4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action       action        or Disposed of (D)                Securities           ship          of In-
   Security              Date         Code          (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/      (Instr. 8)                                      Owned at             Direct        Bene-
                         Day/      ---------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                    Code      V   Amount        (A) or    Price       (Instr. 3 and 4)     (I)           ship
                                                                (D)                                        (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/22/99    S              14,000        D       $1.25                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/22/99    S               2,000        D       $1.28                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/23/99    S               3,000        D       $1.19                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/23/99    S              12,000        D       $1.25                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/24/99    S              24,100        D       $1.00                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/24/99    S                 900        D       $1.03                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  11/24/99    S               9,000        D       $1.13                                D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*


--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)


--------------------------------------------------------------------------------
                                   (Street)


--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  November, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  11/24/99    S              3,500         D        $1.16                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  11/24/99    S              2,500         D        $1.25                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  11/26/99    S             24,000         D        $1.00                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  11/26/99    S              1,000         D        $1.03                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  11/29/99    S             59,700         D        $1.00                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  11/29/99    S              1,800         D        $1.06                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  11/30/99    S              2,500         D        $1.00            3,773,700            D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        MILLER                       JOHN                             P.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

6075 Poplar Avenue, Suite 401
--------------------------------------------------------------------------------
                                   (Street)

        Memphis                       TN                              38119
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol Master Graphics, Inc. (MAGR)
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V     Amount      (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/01/99     S             12,500        D       $0.94                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/01/99     S              3,100        D       $0.97                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/02/99     S             24,000        D       $0.75                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/02/99     S              3,900        D       $0.88                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/02/99     S                900        D       $0.91                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/03/99     S             25,700        D       $0.75                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/03/99     S             16,200        D       $0.78                               D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V     Amount      (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/03/99   S                 15,100       D       $0.81                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/03/99   S                 48,100       D       $0.84                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/03/99   S                 10,200       D       $0.88                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/03/99   S                 80,000       D       $0.75                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/06/99   S                 90,900       D       $0.88                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/06/99   S                 10,000       D       $0.94                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/06/99   S                176,500       D       $0.75                               D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V     Amount      (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/06/99   S                 20,600       D       $0.78                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/06/99   S                 95,700       D       $0.81                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/06/99   S                  6,300       D       $0.84                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/07/99   S                186,500       D       $0.75                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/07/99   S                 13,500       D       $0.78                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/08/99   S                111,600       D       $0.75                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/08/99   S                 28,500       D       $0.78                               D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*


--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)


--------------------------------------------------------------------------------
                                   (Street)


--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/08/99    S              6,000         D        $0.81                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/09/99    S             87,100         D        $0.75                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             65,100         D        $1.13                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             25,000         D        $1.16                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             83,500         D        $1.19                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             35,400         D        $1.22                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             24,600         D        $1.25                                 D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             12,700         D        $1.31                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S              5,000         D        $1.34                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             10,100         D        $0.94                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             67,700         D        $0.97                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             93,500         D        $1.00                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S            251,100         D        $1.03                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             50,300         D        $1.06                                 D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S            114,600         D        $1.09                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             17,600         D        $1.41                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S              1,000         D        $1.28                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             13,100         D        $1.38                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S             27,600         D        $1.44                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S              1,600         D        $1.50                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/10/99    S                500         D        $1.53                                 D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

--------------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-    3. Trans-     4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action       action        or Disposed of (D)                Securities           ship          of In-
   Security              Date         Code          (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/      (Instr. 8)                                      Owned at             Direct        Bene-
                         Day/      ---------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                    Code      V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                                (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S              36,100        D       $2.00                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S              45,100        D       $2.03                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S               4,800        D       $2.06                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S              14,000        D       $2.09                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S              70,200        D       $2.25                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S             174,800        D       $2.28                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S               9,400        D       $2.38                                D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                    December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

--------------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-    3. Trans-     4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action       action        or Disposed of (D)                Securities           ship          of In-
   Security              Date         Code          (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/      (Instr. 8)                                      Owned at             Direct        Bene-
                         Day/      ---------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                    Code      V   Amount        (A) or    Price       (Instr. 3 and 4)     (I)           ship
                                                                (D)                                        (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S               1,000        D       $2.41                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S               2,700        D       $2.50                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S               3,200        D       $2.53                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S               1,000        D       $2.69                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S              19,200        D       $2.75                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S              17,200        D       $2.78                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/13/99    S               1,300        D       $2.81                                D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                   December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

--------------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-    3. Trans-     4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action       action        or Disposed of (D)                Securities           ship          of In-
   Security              Date         Code          (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/      (Instr. 8)                                      Owned at             Direct        Bene-
                         Day/      ---------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                    Code      V   Amount        (A) or    Price       (Instr. 3 and 4)     (I)           ship
                                                                (D)                                        (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/14/99    S                 800        D       $2.88                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/14/99    S              27,000        D       $2.94                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/14/99    S               9,500        D       $2.97                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/14/99    S               7,900        D       $3.00                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/14/99    S              44,200        D       $3.03                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/14/99    S               6,500        D       $3.06                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/14/99    S               3,100        D       $3.09                                D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

--------------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-    3. Trans-     4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action       action        or Disposed of (D)                Securities           ship          of In-
   Security              Date         Code          (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/      (Instr. 8)                                      Owned at             Direct        Bene-
                         Day/      ---------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                    Code      V   Amount        (A) or    Price       (Instr. 3 and 4)     (I)           ship
                                                                (D)                                        (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/14/99    S                 500        D       $3.13                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/14/99    S                 500        D       $3.22                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/15/99    S              52,600        D       $2.50                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/15/99    S               3,300        D       $2.53                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/15/99    S               2,000        D       $2.56                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/15/99    S               5,800        D       $2.63                                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001
  Par Value Per Share  12/15/99    S               1,800        D       $2.69                                D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V     Amount      (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share    12/15/99     S           18,500       D        $2.72                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share    12/15/99     S            1,000       D        $2.78                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share    12/16/99     S            3,200       D        $2.13                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share    12/17/99     S          205,300       D        $1.75                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share    12/17/99     S           18,700       D        $1.78                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share    12/17/99     S              700       D        $1.88                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share    12/20/99     S           11,500       D        $1.81                               D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V     Amount      (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/20/99   S                 20,100       D       $2.00                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/20/99   S                 13,500       D       $2.03                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/20/99   S                  3,000       D       $2.06                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/20/99   S                 10,900       D       $1.88                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/21/99   S                 37,800       D       $1.88                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/21/99   S                    700       D       $1.91                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/22/99   S                 46,600       D       $1.75                               D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                    December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V     Amount      (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/22/99     S             1,800       D        $1.81                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/22/99     S            15,600       D        $1.88                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/22/99     S             7,400       D        $1.94                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/22/99     S               500       D        $1.97                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/22/99     S             3,100       D        $2.00                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/23/99     S            39,100       D        $1.50                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share   12/23/99     S             1,300       D        $1.53                               D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940.


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*


--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)


--------------------------------------------------------------------------------
                                   (Street)


--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    ____ Form filed by one Reporting Person
    ____ Form filed by more than one Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/23/99    S              3,300         D        $1.56                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/23/99    S              5,100         D        $1.59                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/23/99    S             20,100         D        $1.63                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  Par Value Per Share  12/23/99    S            746,500         D        $1.19                   -0-           D
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4 and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: The securities were pledged by John P. Miller. The shares were sold in a liquidating transaction because the pledgor failed to meet a margin call.

                               /s/  John P. Miller                 1-7-2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.